Exhibit 99.6

July 13, 2011 09:00 AM Eastern Daylight Time

Abakan Exercises Initial Option to Acquire a Majority Interest in MesoCoat

Miami, Florida (OTCQB:ABKI) -- Abakan Inc. is pleased to announce that it has exercised its option under a phased investment agreement to purchase a controlling interest in MesoCoat, Inc.

MesoCoat is an Ohio-based company with a patented suite of environmentally-friendly, long-lasting ceramic-metallic (cermets) coatings and a proprietary coating process that counters many of the degradation or corrosion issues crucial to productivity in the oil and gas, aerospace, chemical processing and infrastructure industries.

Under the terms of the three-phased investment agreement, Abakan has exercised its first option to purchase an additional 17% of MesoCoat raising its equity interest to 51% on a fully diluted basis. Abakan also holds a minority equity interest of 41% in MesoCoat’s former parent company Powdermet, Inc. On combining its equity interests Abakan now holds a 71.1% direct and indirect stake in MesoCoat. The exercise of the first option now entitles Abakan to make an additional appointment to the five member MesoCoat board of directors, two of which members are currently Abakan nominees.

“Abakan is very excited about expanding MesoCoat’s next generation corrosion and wear related market solutions to commercial applications,” said Abakan CEO Robert Miller. “As we advance towards the full commercial introduction of these solutions, test results from prospective clients have confirmed the compelling nature of MesoCoat’s value propositions with some of the top players in several multi-billion dollar industrial segments worldwide.”

“Abakan exercising their investment option allows Mesocoat to complete limited field introduction and scale production capacity, further paving the way for our revolutionary products to be used across the energy, marine, nuclear and defense industries,” said MesoCoat and Powdermet CEO Andy Sherman. “We look forward to Abakan’s continued business development support as well as additional investment as we move forward together.”

About Abakan:

Abakan is a Miami-based, publicly traded company that invests in companies that have developed transformational technologies on the cusp of commercial acceptance. In addition to supporting MesoCoat’s development, Abakan is involved in Powdermet’s commercialization of its metal formulations and advanced energy management solutions. Both MesoCoat and Powdermet have received numerous industry awards (including R&D 100 awards and National Institute of Standards and Technology, Technology Innovation Program awards) and numerous government grants.

Forward-Looking Statements:

A number of statements contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties including technological obsolescence, market acceptance of future products, competitive market conditions, and the sufficiency of capital resources. The actual results Abakan may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Abakan encourages the public to read the information provided here in conjunction with its most recent filings on Form 8-K, Form 10-K and Form 10-Q. Abakan’s public filings may be viewed at www.sec.gov.

Contact:

Abakan Inc.

www.abakaninc.com

Robert Miller, Chief Executive Officer

Phone: (786) 206-5368

Email: robert.miller@abakaninc.com

MesoCoat, Inc. and Powdermet, Inc.

www.mesocoat.com, www.powdermetinc.com

Andy Sherman, Chief Executive Officer

Phone: (216) 453-0866

E-mail: info@mesocoat.com